                            ASSET PURCHASE AGREEMENT

            ASSET PURCHASE AGREEMENT ("Agreement"), dated as of April 1, 1997, by and among Caribbean Cigar Company, a Florida corporation ("Cigar"); Caribbean AWC Corporation, a Delaware corporation wholly-owned by Cigar (the "Purchaser"); American Case & Luggage Co. d/b/a American Western Cigar Co., an Ohio corporation (the "Company"); Lawrence D. Frutkin ("Frutkin"); and Alfred J. Berger, Jr. ("Berger").

            WHEREAS, the Company is engaged in the business of marketing and selling certain cigars (the "Cigar Business"); and

            WHEREAS, the Purchaser desires to purchase the assets used by the Company in the Cigar Business and to assume those of the Company's ongoing obligations relating to the Cigar Business as are expressly set forth in this Agreement; and

            WHEREAS, the Company desires to sell the assets relating to the Cigar Business to the Purchaser as provided in this Agreement;

            NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I
                           SALE AND PURCHASE OF ASSETS

      1.1 Sale and Purchase of Assets. On the terms and subject to the conditions set forth in this Agreement, the Company shall sell, convey, assign, transfer and deliver to the Purchaser at the Closing, the Cigar Business Assets, as defined in Section 1.2 of this Agreement, in exchange for the Purchase Price, as defined in Section 1.4 of this Agreement and the assumption of the Liabilities as defined in Section 1.3 of this Agreement.



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

      1.2 Cigar Business Assets. For purposes of this Agreement, the term "Cigar Business Assets" shall mean only those assets of the Company which are owned by the Company as of the Closing Date and are specifically set forth on Exhibit A to this Agreement.

      1.3 Liabilities. For purposes of this Agreement, the term "Liabilities" shall mean only those liabilities and obligations of the Company as are specifically set forth on Exhibit B to this Agreement.

      1.4 Purchase Price . The total purchase price (the "Purchase Price") for the acquisition of the Cigar Business Assets shall be Two Hundred Thirty-Seven Thousand Dollars ($237,000), of which One Hundred Eight-Seven Thousand Dollars ($187,000) shall be paid by certified check at the Closing and Fifty Thousand Dollars ($50,000) shall be paid in the form of a demand promissory note, in the form attached hereto as Exhibit C.

      1.5 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Esanu Katsky Korins & Siger in New York City, New York, at 10:00 a.m. local time on April 17, 1997, or such other date as the parties shall mutually agree (April 18, 1997 or such mutually agreeable later date referred to in this Agreement as, the "Closing Date").


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

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY,

                               FRUTKIN AND BERGER

      The Company, Frutkin and Berger each represent and warrant to the Purchaser that the statements contained in this Article II are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The representations and warranties of the Company, Frutkin and Berger contained herein shall survive the Closing and the consummation of the transactions contemplated hereby and shall not be affected by any examination made by or on behalf of the Purchaser or the knowledge of any of the Purchaser's officers, directors, stockholders, employees or agent. The Disclosure Schedule shall be initialed by each of Frutkin and Berger, individually and on behalf of the Company, and by officers of Cigar and the Purchaser, and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph of this Article II.

      2.1 Title to Assets. The Company is the owner of all right, title and interest (legal and beneficial) in and to the Cigar Business Assets, free and clear of all Liens. As used in this Agreement, the term "Liens" shall mean any security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, and security or other agreements, arrangements, contracts, commitments, understandings or obligations, no matter how arising, whether written or oral, relating in any way to credit or the borrowing of money and any claim of right arising out of any marital relationship.


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

      2.2   Capacity, Validity and Organization.

            (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the state of Ohio and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted.

            (b) The Company has the full power, capacity and authority necessary to enter into and perform its obligations under this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any related agreement to which the Company is a party will be, when executed and delivered, duly executed and delivered by the Company. This Agreement constitutes, and each related agreement will constitute when executed and delivered, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and all necessary shareholder and director approval, relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken.

            (c) All of the issued and outstanding shares of capital stock of the Company are owned by Dolores Frutkin and Gail Berger (collectively, the "Shareholders"), are not subject to any Liens, and are duly and validly authorized and issued, fully-paid and non-assessable.

            (d) The Company is not insolvent, and neither the execution of this Agreement nor the performance of its terms will render the Company insolvent.

      2.3 Qualification. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed in Section 2.3 of the Disclosure


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

Schedule, and the character of its assets or the nature of its business do not require such qualification or licensing in any other jurisdiction, except where the failure to be so qualified would not have a material adverse effect on the business and financial condition of the Company. Complete and correct copies of the Articles of Incorporation, and all amendments thereto, (certified by the Secretary of State of the State of Ohio) are attached hereto as part of Section
2.3 of the Disclosure Schedule.

      2.4 Noncontravention. The execution and delivery by the Company of this Agreement and the agreements and instruments provided for herein and the consummation by the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the Articles of Incorporation or Regulations of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) (i) conflict with or result in the breach or termination of any term or provision of, (ii) constitute a default under, (iii) require any consent under, (iv) cause any acceleration under, or (v) cause the creation of any Lien upon the Company's assets pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound.

      2.5   Tax Matters.

            (a) The Company has filed all Tax Returns (as defined below) that it has at any time been required to file prior to December 31, 1996, all such Tax Returns were correct and complete in all material respects when filed and the Company has paid all Taxes (as defined below) that are shown to be due on any such Tax Return. The Company has no actual or potential liability for any obligation with respect to Taxes of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity, or are being contested by appropriate proceedings with appropriate reserves or deposits having been made. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States of America or any such state, local or foreign government (each of the United States of America, any state, local or foreign government, and any agency or other political subdivision of the United States of America or any state, local or foreign government referred to in this Agreement as a "Governmental Entity"), and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any Taxes or any contest or dispute thereof. For purposes of this Agreement, the term "Tax Returns" shall mean all reports, returns, declarations, statements, or other information required to be reported to or filed with a taxing authority in connection with Taxes.

            (b) The Company has delivered to the Purchaser complete and correct copies of all (i) federal income Tax Returns, (ii) examination reports and (iii) statements of deficiencies assessed against or agreed to by the Company since December 31, 1993. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the


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

knowledge of the Company, pending, or threatened. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

            (c) The Company is not a "consenting company" withing the meaning of
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any allocation or sharing agreement relating to Taxes.

            (d) The Company has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has not made an election under Treasury Regulation Section 1.1502-20(g). The Company has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).]

      2.6 Intellectual Property.

            (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary for the operation of its business as presently conducted or which is material and used in the operation of its business. Each item of Intellectual Property owned by or used in the operation of the business of the Company is set forth on Schedule 2.6(d) to this Agreement and is a Cigar Business Asset. After the closing, each item of Intellectual Property will be owned or available for use by the Purchaser on identical terms and conditions applicable to the Company immediately preceding the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each material item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company, no other person or entity has any rights to any material item of Intellectual Property owned or used by the Company and no other person or entity is infringing, violating or misappropriating any material item of the Intellectual Property that the Company owns or uses. The Company has made available to the Purchaser complete and correct copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each material item of Intellectual Property. For purposes of this Agreement the term "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) copyrights, trademarks, service marks, trade names and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, (vi) proprietary know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (vii) other proprietary rights relating to any of the foregoing.

            (b) The Company has not received any complaint, claim or notice alleging that the ownership or use of the Intellectual Property by the Company is an infringement, violation or misappropriation of the Intellectual Property or that the Company has abandoned use or any rights at any time to the Intellectual Property.


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

            (c) The Company has not licensed, sublicensed or granted any rights to any third party with respect to any of the Company's interests in the Intellectual Property.

            (d) Section 2.6(d) of the Disclosure Schedule identifies each material item of Intellectual Property used as of the date hereof in the operation of the business of the Company that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses such Intellectual Property.

            (e) The Company has supplied the Purchaser with correct and complete copies of all licenses or agreements referred to in Section 2.6(d) of the Disclosure Schedule. Each such license or agreement is legal, valid, binding, enforceable and in full force and effect; each such license or agreement may be assigned to the Purchaser pursuant to the terms of this Agreement without constituting a breach of such license or agreement; each such license or agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and, to the Company's knowledge, no party to any such license or agreement is in material breach or default, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder.

      2.7 Accounts Receivable. All of the accounts receivable of the Company as of the Closing Date were created in the ordinary course of the Company's business, and to the best knowledge of the Company, are collectible in the face amount thereof within 90 days of the date of invoice.

      2.8 Liabilities. All of the Liabilities were incurred in the ordinary course of the Company's business, and the Company received fair value in exchange therefor.


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

      2.9 Contracts.

            (a) Section 2.9 of the Disclosure Schedule lists each contract, agreement or commitment (written or oral) that has not previously been terminated in accordance with the terms thereof and to which the Company is a party as of the date hereof that is material to the Company or its business, including without limitation (i) any contract, agreement or commitment providing for (or which could provide for) the payment by the Company of an aggregate amount in excess of $25,000; (ii) any contract, agreement or commitment concerning confidentiality or non-competition; (iii) any contract, agreement or commitment with any stockholder or employee of the Company; (iv) any lease or sublease of real estate; (v) any contract, agreement or commitment with any distributors or resellers of the Company's products; (vi) any arrangement involving any holder of Company securities; and (vii) any arrangement under which the consequences of default or termination could have a material adverse effect on the assets, business, financial condition or results of operations of the Company (collectively, the "Contracts").

            (b) The Company has previously delivered to the Purchaser a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between the Company and the other party or parties thereto and the rights and obligations of each such Contract may be assigned by the Company to the Purchaser, and assumed by the Purchaser, without causing a default or breach of any thereof. No material default or breach by the Company or, to the Company's knowledge, any other party thereto exists under any of the Contracts and none will arise solely by virtue of the transactions contemplated by this Agreement.

            (c) The Company has no outstanding contracts or commitments with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company on notice of not longer than 30 days and without liability, penalty or premium.

            (d) The Company has no collective bargaining or employment agreement, or agreements with any labor union or organization, nor any agreements that contain any severance, retirement or termination pay liabilities or obligations and the Company has not been formally or informally advised of any proposed attempts to organize any of the Company's employees.

            (e) The Company has no bonus, deferred compensation, profit sharing, stock purchase, stock option or retirement arrangement, whether legally binding or not, and the Company is not presently paying any pension, deferred compensation or retirement allowance to anyone. The Company has no employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended.

            (f) The Company has made no payments or commissions or provided any benefits to others in connection with any sales or proposed sales by the Company, except to employees of the Company or sales representatives or distributors regularly engaged by the Company to promote the sale of its products and services. None of such employees or sales representatives or distributors are employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or proposed customer or by any government or governmental agency or body of any kind and description or by any other person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any person, firm or corporation other than the Company.

            (g) The Company has not given any power of attorney to any person, firm or corporation for any purpose whatsoever.

            (h) The Company is not restricted by any agreement from carrying on its business in any location.

            (i) The Disclosure Schedule sets forth a list of all insurance policies and bonds currently in force with respect to the Company and its business, property and assets, copies of which have previously been delivered to the Purchaser. Such policies and bonds are maintained in such amounts and against such risks as prudent business management would deem advisable to protect its assets and properties.

      2.10 Claims and Legal Proceedings. There are no claims, actions, suits, arbitrations, proceedings or investigations pending (or, to the knowledge of the Company, threatened) against the Company, and there are no outstanding court orders, court decrees, or court stipulations to which the Company is a party or by which any of its assets are bound, any of which would (a) impair this Agreement or affect the transactions contemplated hereby, (b) materially restrict the present business properties, operations, prospects, assets, revenues or condition (financial or otherwise) of the Company, or (c) individually or in the aggregate, have a material adverse effect or materially impair or preclude the Company's ability to consummate the transactions contemplated by this Agreement. The Company has no reason to believe that any such claim, action, suit, arbitration, proceeding or investigation may be brought against the Company.

      2.11 Legal Compliance. To the Company's knowledge, the Company and the conduct and operations of its business, are in compliance with all of the laws (including rules and regulations thereunder) of any governmental entity which are applicable to the Company's business.


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

      2.12 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.13 Disclosure. No representation or warranty by the Company, Frutkin or Berger contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered by or to be delivered by or on behalf of the Company, Frutkin or Berger pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND CIGAR

      The Purchaser and Cigar each represent and warrant to the Company that:

      3.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to carry on its business and to own, lease and operate its assets. Cigar is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the corporate power and authority to carry on its business and to own, lease and operate its assets.

      3.2 Authorization. The execution and delivery by the Purchaser and Cigar of this Agreement and the agreements and the instruments provided for herein and the consummation by the Purchaser and Cigar of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser and Cigar. This Agreement and such agreements and instruments constitute the valid and binding obligations of the Purchaser and Cigar, enforceable against the Purchaser and Cigar in accordance with their terms.

      3.3 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the execution and delivery by the Purchaser and Cigar of this Agreement and the agreements and instruments provided for herein and the consummation by the Purchaser and Cigar of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Purchaser and Cigar; (b) violate the provisions of the charter or By-laws of the Purchaser or Cigar; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Purchaser or Cigar; or
(d) (i) conflict with or result in the breach or termination of any term or provision of, (ii) constitute a default under, (iii) require any consent under,
(iv) cause any acceleration under, or (v) cause the creation of any lien, charge or encumbrance upon the Purchaser's or Cigar's assets pursuant to, any indenture, mortgage, deed of trust or other agreement to which the Purchaser or Cigar, as the case may be, is a party or by which the Purchaser or Cigar or any of their assets are bound.

      3.4 Statements True and Correct. No representation or warranty made by the Purchaser or Cigar, nor any statement, certificate or instrument furnished or to be furnished to the Company pursuant to this Agreement or any other document, agreement or instrument referred to herein or therein, taken as a whole, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein, taken as a whole, not misleading.


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

                                   ARTICLE IV

                                    COVENANTS

      4.1 Commercially Reasonable Efforts. Each of the parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      4.2 Waivers, etc. Each of the parties shall use commercially reasonable efforts to obtain, at its expense, and to reasonably cooperate with the other parties hereto to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities as may be necessary or desirable in connection with the consummation by it or them, as the case may be, of the transactions contemplated by this Agreement.

      4.3 Operation of Business. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the closing date, the Company shall conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the Company to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing Date, the Company shall not, without the written consent of the Purchaser:

            (a) Enter into any agreements to purchase or sell any capital assets or enter into agreements or commitments with respect to the purchase or sale of capital equipment;


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

            (b) Incur any Liens (whether consensual or involuntary) with respect to the Cigar Business Assets;

            (c) Fail to take such action as may be necessary to insure compliance with the provisions of the laws of the state of Ohio or any other jurisdiction in which the Company does business;

            (d) Acquire, sell, lease, encumber or dispose of any assets, other than purchases, sales and leases of assets in the ordinary course of business;

            (e) Pay any material obligation or liability other than in the ordinary course of business;

            (f) Except for tobacco inventory loans to Taru Martani, enter into, assume or become bound or obligated by any agreement, contract or commitment, whether or not reduced to writing (each a "Company Agreement") or extend or modify the terms of any presently existing Company Agreement which directly or indirectly (i) involves (or could involve) the payment of more than $25,000,
(ii) increases the compensation of any employee of the Company except in the ordinary course of business and consistent with past practice, or (iii) involves any payment or obligation to any affiliate of the Company of more than $5,000;

            (g) Sell, assign, transfer or license any material Intellectual Property; or

            (i) Take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Contract.

      4.4 Full Access. The Company, Frutkin and Berger shall cause the Company to permit representatives of the Purchaser to have full access at all reasonable times to all premises, properties, financial, tax and accounting records, contracts, other records and documents (including without limitation those relating to capital stock, corporate minute books, employee benefit plans and intellectual property rights), and personnel, of or pertaining to the Company and to make copies and extracts of all such writings.

      4.5 Notice of Breach.

            (a) The Company, Frutkin and Berger shall deliver to the Purchaser written notice of any event or development promptly after discovery thereof that would (i) render any statement, representation or warranty of the Company, Frutkin or Berger in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Company, Frutkin or Berger of, or a failure by any of them to comply with, any agreement or covenant in this Agreement applicable to such party.

            (b) The Purchaser shall deliver to the Company written notice of any event or development promptly after discovery thereof that would (i) render any statement, representation or warranty of the Purchaser or Cigar in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Purchaser or Cigar of, or a failure by the Purchaser or Cigar to comply with, any agreement or covenant in this Agreement applicable to such party.

            (c) No such disclosure under this Section 4.5 shall be deemed to avoid or cure any such misrepresentation or breach.

      4.6 Exclusivity. The Company shall cause the Company, its officers, directors, employees, representatives and agents not to, directly or indirectly,
(a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Purchaser or Cigar) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of capital stock of the Company, proxy solicitation or other business combination (collectively, "Business Combination") involving the Company or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than the Purchaser or Cigar) in connection with any proposed Business Combination. The Company shall immediately notify the Purchaser of, and shall disclose to the Purchaser the details of, any inquiries or discussions of the nature described in the preceding sentence.

      4.7 Transaction Expenses. Each of the Purchaser and the Company shall be solely responsible for the costs and expenses, including, without limitation, legal fees and expenses and accounting fees and expenses, incurred by it in connection with the transactions contemplated by this Agreement.

      4.8 Taru Martani to Purchase Molds; Berger to Guarantee Purchase. It is the intention of the parties that Taru Martani will purchase the cigar molds set forth in Exhibit A from the Purchaser for a price equal to the price paid by the Purchaser to the Company for the cigar molds and that the Purchaser will use its best efforts to enter into an agreement with Taru Martani to that effect. If Taru Martani does not so purchase the cigar molds from the Purchaser within one year from the date of this Agreement, Berger shall purchase the cigar molds from the Purchaser for a price equal to the price paid by the Purchaser for such cigar molds, including the cost of freight and any duties incurred in shipping the Cigar Molds to Taru Martani.


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

                                    ARTICLE V
                       CONDITIONS TO CONSUMMATION OF SALE

      5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

            (a) No action, suit or proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Purchaser to own, operate or control any of the assets and operations of the Company following the Closing Date, and no such judgment, order, decree, stipulation or injunction shall be in effect.

            (b) Each party shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, necessary to their respective performance of this Agreement and the transactions contemplated hereby, except (i) for any waivers, permits, consents, approvals, other authorizations, registrations, filings or notices which if not obtained or effected would not have a material adverse effect on the ability of the Purchaser to use the Cigar Business Assets in substantially the same manner as they were used prior to the date hereof and
(ii) for the contract between the Company and Taru Martani (the "Taru Martani Contract") attached hereto as Exhibit 5.1(b); provided however, that the Company, Frutkin and Berger shall each use their best efforts to cause Taru Martani to agree to an assignment of the Company's rights and obligations under the Taru Martani Contract to the Purchaser as promptly as practicable following the execution of this Agreement.

      5.2 Conditions to Obligations of the Purchaser and Cigar. The obligation of the Purchaser and Cigar to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions:

            (a) the representations and warranties of the Company, Frutkin and Berger set forth in Article II shall be true and correct when made on the date hereof and as of the Closing Date;

            (b) the Company shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing Date;

            (c) the Company shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in clauses (a) and (b) of
Section 5.1 and clauses (a) and (b) of this Section 5.2 are satisfied; and

            (d) the Purchaser and Cigar shall have received from Keating, Muething & Klekamp, P.L.L., counsel to the Company, Frutkin and Berger, an opinion in the form attached hereto as Exhibit D, addressed to the Purchaser and Cigar, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser and Cigar.

      5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions:

            (a) the representations and warranties of the Purchaser and Cigar set forth in Article III shall be true and correct when made on the date hereof and as of the Closing Date;

            (b) the Purchaser and Cigar shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

            (c) the Purchaser and Cigar shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (a) and (b) (insofar as it relates to actions, suits or proceedings pending against the Purchaser or Cigar) of Section 5.1 and clauses (a) and (b) of this Section
5.3 is satisfied;

            (d) the Company shall have received from Esanu Katsky Korins & Siger, counsel to the Purchaser, an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company.

                                   ARTICLE VI

                                 INDEMNIFICATION

      6.1 Indemnification by the Company, Frutkin and Berger. Each of the Company, Frutkin and Berger (the Company, Frutkin and Berger referred to collectively as, the "Indemnitors") shall indemnify the Purchaser and Cigar in respect of, and hold the Purchaser and Cigar harmless against, any and all liabilities, monetary damages, fines, fees, penalties, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Purchaser or Cigar, as the case may be (such liabilities, monetary damages, fines, fees, penalties, losses and expenses referred to as "Damages"):

            (a) Resulting from any misrepresentation or breach of warranty of the Company, Frutkin or Berger contained in this Agreement;

            (b) Resulting from any failure of the Company to have contractual or legal authority to enter into this Agreement, or any omission by the Company, Frutkin or Berger that would render this Agreement invalid or not binding on the Company, Frutkin or Berger, as the case may be.

      6.2 Indemnification by the Purchaser and Cigar

            Each of the Purchaser and Cigar shall indemnify the Company, Frutkin and Berger in respect of and hold the Company, Frutkin and Berger harmless against, any and all Damages:

            (a) Resulting from any misrepresentation or breach of warranty by the Purchaser or Cigar contained in this Agreement; or

            (b) Resulting from any failure of the Purchaser or Cigar to have contractual or legal authority to enter into this Agreement, or any omission by them that would render this Agreement invalid or not binding on the Purchaser or Cigar, as the case may be.

      6.3 Method of Asserting Claims

            (a) If a third party asserts that the Purchaser or Cigar is liable to such third party for a monetary or other obligation which may result in Damages for which the Purchaser may be entitled to indemnification pursuant to this Article VI, and the Purchaser or Cigar, as the case may be, reasonably determines that it has a valid business reason to fulfill such obligation, then
(i) the Purchaser or Cigar, as the case may be, shall be entitled to satisfy such obligation, after prior notice to and consent from the Indemnitors, (ii) the Purchaser or Cigar, as the case may be, may make a claim for indemnification pursuant to this Article VI, and (iii) the Indemnitors shall reimburse the

Purchaser or Cigar, as the case may be, for any such Damages for which it is entitled to indemnification pursuant to this Article VI.

            (b) The Purchaser or Cigar on the one hand, or the Company, Frutkin and Berger on the other hand shall give prompt written notice to the indemnifying parties of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article VI may be sought. Within 20 days after delivery of such notification, the indemnifying parties may, upon written notice thereof to each of the indemnified parties, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the indemnified parties, provided that the indemnifying parties acknowledge in writing to each of the indemnified parties that any Damages that may be assessed against the indemnified parties in connection with such action, suit or proceeding constitute Damages for which the indemnified parties are entitled to indemnification pursuant to this Article VI. If the indemnifying parties do not so assume control of such defense, the indemnified parties shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the indemnifying parties assume control of such defense and independent counsel to the indemnified parties renders a written opinion to the effect that any of the indemnifying parties and the indemnified parties have conflicting interests with respect to the defense of such action, suit or proceeding, the reasonable fees and expenses of counsel to the indemnified parties shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The parties controlling defense of the action shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

                                   ARTICLE VII

                                   TERMINATION

      7.1 Termination of Agreement. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date by any of the parties hereto in its sole discretion.

      7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except (i) with respect to the Purchaser or Cigar, any willful breach of this Agreement by the Purchaser or Cigar and (ii) with respect to the Company, Frutkin and Berger, any willful breach of this Agreement by the Company, Frutkin or Berger).

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Press Releases and Announcements. Neither the Purchaser or Cigar on the one hand nor the Company, Berger or Frutkin, on the other, shall issue or approve any press release or any public disclosure or announcement, whether oral or written, relating to the subject matter of this Agreement without the prior written approval of the other; provided, however, that Cigar may make any public disclosure it believes in good faith is required by law or regulation.

      8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      8.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Purchaser, Cigar and the Company concerning the subject matter hereof and supersedes any prior understandings, agreements or representations among the parties, written or oral, that may have related in any way to the subject matter hereof.

      8.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of such party's rights, interests, or obligations hereunder without the prior written approval of the other parties.

      8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

      If to the Company, Frutkin or Berger:

      195 East McMillan Street
      Cincinnati, Ohio 45219
      Attn: Alfred J. Berger, Jr.

      with a copy to:

      Kenneth P. Kreider, Esq.
      Keating, Muething & Klekamp, P.L.L.
      1800 Provident Tower
      One East Fourth Street
      Cincinnati, Ohio 45202

      If to the Purchaser or Cigar:

      Caribbean Cigar Company
      6265 S.W. 8th Street
      Miami, Florida 33144
      Attn: Thomas R. Dilk

      with a copy to:

      Eric Kamisher, Esq.
      Esanu Katsky Korins & Siger
      605 Third Avenue
      New York, New York 10158

Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida.

      8.9 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment shall be subject to the restrictions contained under applicable state corporate law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      8.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              AMERICAN CASE & LUGGAGE CO.
                              D/B/A AMERICAN WESTERN CIGAR CO.

                              By: /s/ Lawrence D. Frutkin
                                  ---------------------------------
                                  Name: Lawrence D. Frutkin
                                  Title: Vice President

                             /s/ Lawrence D. Frutkin
                             --------------------------------------
                             Larry D. Frutkin

                             /s/ Alfred J. Berger, Jr.
                             --------------------------------------
                             Alfred J. Berger, Jr.

                             CARIBBEAN AWC CORPORATION

                              By:  /s/ Thomas Dilk
                                 ----------------------------------
                                 Name: Thomas R. Dilk
                                 Title: Secretary and Treasurer

                             CARIBBEAN CIGAR COMPANY

                             By:  /s/ Thomas Dilk
                                -----------------------------------
                                Name: Thomas R. Dilk
                                Title: Chief Financial Officer

                                    EXHIBIT A

Tobacco Inventory at Taru Martani

-Nicaraguan                                      $ 42,400.00
-Connecticut                                       72,800.00
                                                 -----------
                  Total                          $115,200.00
                  Less: Adjustment                 37,000.00
                                                 -----------
                  Total                                              78,200.00
Cigar Molds (Indemnity for Mold from Fred)                           72,000.00
CU Cigar Bands                                                        2,900.00
Trademark                                                            18,800.00
Cash Advance on Discounted Invoices                                  16,400.00
Cigar Inventory (in Cincinnati)                                      48,700.00
                                                                   -----------
                  Total Due                                        $237,000.00

                             /s/ Lawrence D. Frutkin

                                    EXHIBIT B

           Liabilities and Obligations of American Case & Luggage Co.
                        d/b/a American Western Cigar Co.

                                      NONE.


                             /s/ Lawrence D. Frutkin

                                    EXHIBIT C

                             Demand Promissory Note

               Attached hereto is a Form of Demand Promissory Note


                             /s/ Lawrence D. Frutkin

NA-                                                                      $50,000
Miami, Florida
April 17, 1997



                             CARIBBEAN CIGAR COMPANY

                                 Promissory Note

      FOR VALUE RECEIVED, Caribbean Cigar Company, a Florida corporation (the "Company"), hereby promises to pay to the order of _________________________ (the "Holder"), on or after June 30, 1997, on demand, the principal sum of fifty thousand dollars ($50,000), along with interest accrued thereon subsequent to June 30, 1997. Interest on the unpaid principal amount of this Note (subsequent to June 30, 1997) shall be calculated at the rate of ten percent (10%) per annum and shall be computed on the basis of a 360-day year and 30-day month. Interest shall be paid quarterly, on the last day of each September, December, March, and June of each year, commencing on September 30, 1997. If any payment is due on a date on which banks in the State of New York are authorized to be closed, such payment shall be due on the next day which is not a date on which such banks are authorized to be closed. No demand rights shall be available under this Note prior to June 30, 1997. No interest shall accrue under this Note prior to June 30, 1997; provided, however, that, upon demand by the Holder, as provided herein, if the Company fails to pay this Note in full within five (5) business days, then interest shall be due from the date hereof.

      Payments of principal and interest shall be made in lawful money of the United States of American against presentment of this Note. This Note shall be transferable and negotiable at any time by the holder of this Note.

      The Company may prepay this Note at any time or from time to time without payment of any penalty or premium, provided that accrued interest is paid to the date of such prepayment; and provided, further, that no partial prepayment shall be in an amount less than twenty percent (20%) of the initial principal amount of this Note.

      This Note shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State. The Company consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Note.

      IN WITNESS WHEREOF, the Company has executed this Note on the date and year first aforesaid.

                                  CARIBBEAN CIGAR COMPANY

                                  By:__________________________________
                                     Thomas R. Dilk, Chief Financial Officer

                                    EXHIBIT D

                 Opinion of Keating, Muething & Klekamp, P.L.L.

                   Attached hereto is a Form of Opinion Letter


                             /s/ Lawrence D. Frutkin

                Letterhead of Keating, Muething & Klekamp, P.L.L.



                                 April 17, 1997



Caribbean AWC Corporation
6265 S.W. 8th Street
Miami, Florida 33144

Caribbean Cigar Company
6265 S.W. 8th Street
Miami, Florida 33144

Gentlemen:

            We have acted as counsel for American Case & Luggage Corp., an Ohio corporation ("Seller"), in connection with the negotiation, execution and delivery of the Asset Purchase Agreement dated as of April 1, 1997 (the "Purchase Agreement") among Seller, Caribbean Cigar Company ("Cigar"), Caribbean AWC Corporation ("Purchaser"), Lawrence D. Frutkin ("Frutkin") and Alfred J. Berger, Jr. ("Berger"), providing for the purchase of certain assets of the Seller. This opinion is being delivered to you pursuant to Section 5.2(d) of the Purchase Agreement. Capitalized terms not otherwise defined herein shall have the meanings respectively ascribed thereto in the Purchase Agreement.

            In rendering the opinions set forth herein, we have examined the following documents (collectively the "Transaction Documents"):

            1. The Purchase Agreement;

            2. The Consulting Agreement dated as of April 1, 1997 between Cigar and Berger; and

            3. The Consulting Agreement dated as of April 1, 1997 between Cigar and Frutkin.

            We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments and public records, have made such inquiries of the officers and representatives of Seller and have investigated such matters of law as we have deemed relevant or necessary as the basis for such opinions.

Caribbean AWC Corporation
Caribbean Cigar Company
Page 2
April 17, 1997

            We have (without any investigation or independent confirmation) relied upon, and assumed the accuracy of, the responses to such inquiries and such certificates, corporate records and other documents with respect to factual matters. In addition, we have assumed the genuineness and authenticity of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by the Purchaser and Cigar. We have also assumed that the documents to which Purchaser and/or Cigar are parties are binding upon and enforceable against each of them.

            Whenever this opinion refers to matters within our "knowledge," "known to us" or of which we "know," such reference is limited to (1) the actual knowledge of the attorneys in our firm who have been actively involved in the representation of Seller in connection with the Transaction Documents and Related Documents (defined below), and (2) facts represented to us in certificates of officers of Seller (the "Certificates").

            Wherever we have stated that we have assumed any matter, it is intended to indicate that we assume such matter without making any factual, legal or other inquiry or investigation concerning such matter. Nothing has come to our attention that would lead us to believe that our assumptions are not justified.

            We are admitted to practice only in the State of Ohio and do not hold ourselves out as being conversant with, and therefore express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Ohio.

            Based solely on the review described above and the foregoing limitations and qualifications, it is our opinion that:

            1. Seller is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. To the best of our knowledge, Seller is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which failure to be so licensed or qualified would have a material adverse effect.

            2. Seller has the corporate power, authority and legal right to own its properties, to carry on its business as now being conducted, and to execute, deliver and perform its obligations under the Transaction Documents and under any agreements related thereto or required to be executed and delivered by Seller pursuant to the terms of the Transaction Documents or such related documents (the "Related Documents"). The execution, delivery and performance of the Transaction Documents and Related Documents by Seller have been duly authorized by all necessary corporate action of Seller and each Transaction Document and each Related Document has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Caribbean AWC Corporation
Caribbean Cigar Company
Page 3
April 17, 1997


            3. Seller has the right and power to sell, convey, assign, transfer and deliver the Cigar Business Assets as provided in the Purchase Agreement and, to the best of our knowledge, there is no mortgage, pledge, lease, lien, security interest, charge title retention or other security arrangement or any other encumbrance upon or affecting the Cigar Business Assets, except as set forth on the Disclosure Schedules.

            4. The execution, delivery and performance by Seller of the Transaction Documents and the Related Documents and the consummation of the transactions contemplated thereby, will not result in any violation of the Articles of Incorporation or Code of Regulations of Seller, any applicable statute, law or regulation, or order or decree of any court or governmental authority, or, to the best of our knowledge, conflict with, result in a breach or termination of, constitute a default under, or result in the creation of any lien, charge, encumbrance or restriction on any of the Cigar Business Assets under any material agreement or other instrument to which Seller is a party.

            5. To the best of our knowledge, there is no action, proceeding, suit or investigation pending or threatened against Seller which may have a material adverse effect on Seller's ability to convey the Cigar Business Assets to the Buyer.

            Each of the foregoing opinions is subject to the following qualifications:

            (a) All opinions, to the extent that they relate to the enforceability of any agreement or obligation or to the legality, validity and enforceability of any rights and remedies provided in the Transaction Documents or the Related Documents are subject and qualified by exceptions provided by bankruptcy, insolvency, reorganization, receivership, moratorium, assignment for the benefit of creditors' laws or similar laws now or hereafter in effect affecting the validity, legality and binding effect and enforceability of creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or preferential transfers.

            (b) The availability of any equitable remedies for the enforcement of any provision of the Transaction Documents or Related Documents may be subject to the discretion of the court before which any proceeding for the enforcement of such provision may be brought.

            (c) We express no opinion as to the enforceability of any provision of the Transaction Documents or the Related Documents providing for the recovery of attorneys' fees or other costs of collection.

            (d) We express no opinion as to the enforceability of any provision for indemnification insofar as such indemnification would violate public policy or federal or state securities laws.

            (e) We express no opinion with respect to any provisions for submission to jurisdiction and the related waivers of defense to such jurisdiction or with respect to liquidated damages provisions.

Caribbean AWC Corporation
Caribbean Cigar Company
Page 4
April 17, 1997

            This opinion letter speaks only as of its date, and we specifically disclaim any obligation to update or revise this opinion as circumstances of fact or law change. Our opinions set forth herein are strictly limited to the matters expressly set forth, and no other opinions are to be implied.

            This opinion letter is given for your benefit and may not be relied upon by any other person or entity without our prior written consent.

                                    Very truly yours,

                                    KEATING, MUETHING & KLEKAMP, P.L.L.

                                    By:_____________________________________
                                       Edward E. Steiner

jsm

                                    EXHIBIT E

                 Form of Opinion of Esanu Katsky Korins & Siger

                   Attached hereto is a Form of Opinion Letter



                             /s/ Lawrence D. Frutkin

                    Letterhead of Esanu Katsky Korins & Siger

                                 April 17, 1997

American Case & Luggage Co.                                         03059-004
d/b/a American Western Cigar Co.
195 East McMillan Street
Cincinnati, Ohio  45219

            Re:   Caribbean Cigar Company

Gentlemen:

            We have acted as counsel to Caribbean Cigar Company, a Florida corporation ("CCC"), in connection with the Asset Purchase Agreement by and among CCC; Caribbean AWC Corporation, a Delaware corporation wholly-owned by CCC ("AWC"); American Case & Luggage Co. d/b/a/ American Western Cigar Co., an Ohio corporation; Lawrence D. Frutkin ("Frutkin"); and Alfred J. Berger, Jr. ("Berger"), dated as of April 1, 1997 (the "Asset Purchase Agreement"). The transaction contemplated by the Asset Purchase Agreement (including the Consulting Agreement dated as of April 1, 1997 between CCC and Berger (the "Berger Consulting Agreement") and the Consulting Agreement dated as of April 1, 1997 between CCC and Frutkin (the "Frutkin Consulting Agreement")) shall be referred to herein as the "Transaction".

         In this connection, we have examined:

      (i)   The Asset Purchase Agreement;

      (ii)  The Berger Consulting Agreement;

      (iii) The Frutkin Consulting Agreement;

      (iv) The $50,000 Note to be issued in connection with the closing under the Transaction;

      (v) The form of Warrant associated with the Berger Consulting Agreement and the Frutkin Consulting Agreement (the "Form of Warrant");

American Case and Luggage Co.
d/b/a American Western Cigar Co.


April 17, 1997
Page 2

      (vi) Certified copies of (A) the Amended and Restated Articles of Incorporation of CCC and (B) the Certificate of Incorporation of AWC;

     (vii) A good standing certificate from the Secretary of State of Florida as to CCC, dated April 11, 1997;

    (viii) A good standing certificate from the Secretary of State of Delaware as to AWC, dated April 14, 1997;

      (ix) Copies of the by-laws and corporate resolutions of CCC certified by the Secretary of CCC; and

      (x) Copies of the by-laws and corporate resolutions of AWC certified by the Secretary of AWC.

      The Asset Purchase Agreement, the Berger Consulting Agreement, and the Frutkin Consulting Agreement are referred to herein as the "Transaction Documents".

      This Opinion is governed by and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith. The terms "knowledge of" or "known to" and words of like import, as used in this Opinion, shall mean "Actual Knowledge" as such term is used in the Accord.

      In our examination, we have, with your consent, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photocopies (including telecopies) or conformed copies, the authenticity of the originals of such copies, and the due execution and delivery of all documents where due execution is a prerequisite to the effectiveness thereof. We have been furnished with, and with your consent relied upon, certificates of, and/or other information provided by, CCC and AWC as to certain factual matters. In addition, we have relied, without independent investigation, upon certificates from public officials as to the matters set forth in such certificates.

      Based upon the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

      1. CCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; AWC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

April 17, 1997
Page 3

      2. CCC and AWC have all requisite power and authority to own their properties; to carry on their businesses as now being conducted; to execute and deliver the Transaction Documents and other documents relating to the Transaction; and to consummate the transactions contemplated by the Transaction Documents.

      3. The execution and delivery of the Transaction Documents and other documents specifically referred to therein relating to the Transaction, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of CCC and AWC.

      4. The Transaction Documents and other documents specifically referred to therein relating to the Transaction have been duly executed and delivered by CCC and/or AWC, as the case may be, and constitute the valid and binding obligations of CCC and/or AWC, as the case may be, enforceable against each of them in accordance with their respective terms.

      5. The Form of Warrants, if and when issued pursuant to the terms of the Berger Consulting Agreement and the Frutkin Consulting Agreement, if duly executed and delivered by CCC, will constitute the valid and binding obligations of CCC, enforceable against it in accordance with their respective terms.

      The foregoing opinions are qualified by the following:

      A. We are admitted to practice in the State of New York and are not opining as to the law of any other jurisdiction except for (i) CCC's organization under the Florida Business Corporation Act and (ii) AWC's organization under the Delaware General Corporation Law. For purposes of the opinion set forth in the first sentence of paragraph
            (1), we are relying entirely upon the good standing certificate identified as item (vii) on the second page of this opinion; for purposes of the opinion set forth in the second sentence of paragraph (1), as to existence and good standing, we are relying entirely upon the good standing certificate identified as item
            (viii) on the second page of this opinion. For purposes of paragraphs (3) and (4) of this Opinion we are assuming that the governing law applicable to such instruments is identical to the laws of the State of New York in all material respects. We express no opinion as to the enforcement or interpretation by any court, administrative agency, arbitrator, or other authority of any other state with respect to the construction, interpretation, legality or validity of any agreements or as to matters involving choices or conflicts of law.

      B. The enforceability of the rights and remedies of any party to any agreement against any other party thereto may be subject to customary principles governing equitable relief

American Case and Luggage Co.
d/b/a American Western Cigar Co.

April 17, 1997
Page 4

            generally and to any applicable bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors' rights and their enforcement generally.

      C. No opinion is expressed as to whether any particular provisions of any agreement will be enforceable by a decree of specific performance or other equitable relief, or that the enforcement thereof may not be limited by defenses such as estoppel, waiver and other equitable considerations.

      The opinions expressed in this Opinion are based upon applicable laws, rules and regulations in effect as of the date hereof, and any change in such laws, rules or regulations may affect our opinion. We assume no obligation to advise you of any changes concerning matters discussed herein, whether or not deemed material, of which we may hereafter become aware. We have not been asked and we do not render any opinion with respect to any matters except as expressly set forth above.

      This Opinion is being delivered to you pursuant to the Asset Purchase Agreement, and neither this Opinion nor any part of this Opinion may be delivered to, used, quoted, or relied upon by any other person or entity or for any other purpose without, in each instance, our express prior written consent, except that this Opinion may be included in a list of closing documents and a closing binder.

      Eric S. Kamisher, Esq., who is of counsel to this firm, is a director, secretary, shareholder, and option holder of CCC.

                                            Very truly yours,

                                            Esanu Katsky Korins & Siger

                              DISCLOSURE SCHEDULES

                           TO ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       CARIBBEAN CIGAR COMPANY ("CIGAR"),

                    CARIBBEAN AWC, CORPORATION ("PURCHASER"),

                       AMERICAN CASE & LUGGAGE CORP. D/B/A
                     AMERICAN WESTERN CIGAR (THE "COMPANY"),

                         LAWRENCE D. FRUTKIN ("FRUTKIN")

                                       AND

                        ALFRED J. BERGER, JR. ("BERGER")

                              DATED APRIL 17, 1997


      THE DISCLOSURE SCHEDULES ATTACHED HERETO ARE SUBJECT TO THE
      FOLLOWING TERMS AND CONDITIONS:

1.    THE INTRODUCTORY LANGUAGE AND HEADINGS TO EACH OF THE
      DISCLOSURE SCHEDULES ARE INSERTED FOR CONVENIENCE ONLY AND SHALL NOT CREATE A DIFFERENT STANDARD FOR DISCLOSURE THAN THE LANGUAGE SET FORTH IN THE ASSET PURCHASE AGREEMENT.

2. THE INCLUSION OF ANY ITEM ON A SCHEDULE, WHICH SCHEDULE REQUIRES A LISTING OF A "MATERIAL" ITEM OR AN ACTION "NOT IN THE ORDINARY COURSE OF BUSINESS", IS NOT DEEMED TO BE AN ADMISSION OR REPRESENTATION THAT THE INCLUDED ITEM IS "MATERIAL" OR IS "NOT IN THE ORDINARY COURSE OF BUSINESS."

3 . ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANING GIVEN TO SUCH TERM IN THE ASSET PURCHASE
      AGREEMENT.

4. ANY MATTER DISCLOSED IN ANY SCHEDULE SHALL BE DEEMED DISCLOSED FOR PURPOSES OF ANY OTHER SCHEDULE IN WHICH IT MAY BE RELEVANT.

                                  SCHEDULE 2.1

                                 TITLE TO ASSETS

      Except as set forth below, the Company is the owner of all right, title and interest (legal and beneficial) in and to the Cigar Business Assets, free and clear of all Liens.

                                      NONE.

                                  SCHEDULE 2.2

                         ORGANIZATION AND QUALIFICATION


      (a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the state of Ohio and has full power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted.

      (b) The Company has the full power, capacity and authority necessary to enter into and perform its obligations under this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any related agreement to which the Company is a party, will be when executed and delivered, duly executed and delivered by the Company. This Agreement constitutes, and each related agreement will constitute when executed and delivered, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and all necessary shareholder and director approval, relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken.

      (c) Except as set forth below, all of the issued and outstanding shares of capital stock of the Company are owned by the Shareholders, are not subject to any Liens, and are duly and validly authorized and issued, fully-paid and non-assessable.

                                      NONE.

      (d) The Company is not insolvent, and neither the execution of this Agreement nor the performance of its terms will render the Company insolvent.

                                  SCHEDULE 2.3

                                  QUALIFICATION

      The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions listed below, and the character of its assets or the nature of its business do not require such qualification or licensing in any other jurisdiction, except where the failure to be so qualified would not have a material adverse effect on the business and financial condition of the Company.

                  State                         Date of Qualification
                  -----                         ---------------------
                  NONE.                         N/A

      Complete and correct copies of the Articles of Incorporation, and all amendments thereto, (certified by the Secretary of State of the State of Ohio) are attached hereto.

                SEE ATTACHED CERTIFIED ARTICLES OF INCORPORATION

                            UNITED STATES OF AMERICA,
                                  STATE OF OHIO
                        OFFICE OF THE SECRETARY OF STATE.

      I, Bob Taft, do hereby certify that I am the duly elected, qualified and present acting Secretary of State for the State of Ohio, and as such have custody of the records of Ohio and Foreign corporations and miscellaneous filings; that said records show ARTICLES OF INCORPORATION of AMERICAN CASE & LUGGAGE CO., an Ohio Corporation, Charter No. 567788, were filed on January 20, 1981 recorded on the Records of Incorporation. THE FOREGOING STATEMENT CONSTITUTES A COMPLETE LIST OF ALL CHARTER DOCUMENTS ON FILE WITH THIS OFFICE. Said corporation AMERICAN CASE & LUGGAGE CO., an Ohio Corporation, Charter No. 567788, principal location in Cincinnati, County of Hamilton, incorporated on January 20, 1981, is currently in GOOD STANDING upon the records of this office.


            THE SEAL OF THE                  WITNESS my hand and official
          SECRETARY OF STATE                  seal at Columbus, Ohio this
                OF OHIO                      13th day of March, A.D. 1997.


                                                /S/ Bob Taft
                                                Bob Taft
                                                Secretary of State

                            ARTICLES OF INCORPORATION

                                       OF

                           AMERICAN CASE & LUGGAGE CO.


      The undersigned, desiring to form a corporation for profit under Chapter 1701 of the Revised Code of Ohio, does hereby certify:

FIRST       The name of said corporation shall be American Case & Luggage Co.

SECOND      The place in Ohio where its principal office is to be located is 25
            W. 12th Street, Cincinnati, Ohio, 45210, Hamilton County.

THIRD The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.

FOURTH The number of shares which the corporation is authorized to have outstanding is Seven Hundred Fifty (750) Shares of Common Capital Stock without par value.

FIFTH The amount of stated capital with which the corporation shall begin business is Five Hundred Dollars ($500.00).

SIXTH The corporation may purchase its own shares when authorized to do so from time to time by its Board of Directors.

SEVENTH Any meeting of the shareholders may be held within or without the State of Ohio.

      IN WITNESS WHEREOF, I have hereunto subscribed my name this 14th day of January, 1981.

                               /s/ Roberta A. Hess
                               -------------------------------------------------
                               Roberta A. Hess, Incorporator

                           AMERICAN CASE & LUGGAGE CO.

                         APPOINTMENT OF STATUTORY AGENT


      The undersigned Incorporator of American Case & Luggage Co., hereby appoints Roberta A. Hess, a natural person resident of the State of Ohio, upon whom any process, notice of demand required or permitted by statute to be served upon the corporation may be served. His complete address is 216 Dixie Terminal Building, Cincinnati, Ohio 45202.

                                    /s/ Roberta A. Hess
                                    --------------------------------------------
                                    Roberta A. Hess              Incorporator


                                   ACCEPTANCE

Gentlemen:

      I hereby accept appointment as agent of your corporation upon whom process, tax notices or demands may be served.

                                    /s/ Roberta A. Hess
                                    --------------------------------------------
                                    Roberta A. Hess              Statutory Agent

                                  SCHEDULE 2.4

                                NONCONTRAVENTION


      Except as set forth below, the execution and delivery by the Company of this Agreement and the agreements and instruments provided for herein and the consummation by the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both,
(a) violate the provisions of any law, rule or regulation applicable to the Company; (b) violate the provisions of the Articles of Incorporation or Regulations of the Company; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Company; or (d) (i) conflict with or result in the breach or termination of any term or provision of, (ii) constitute a default under, (iii) require any consent under, (iv) cause any acceleration under, or (v) cause the creation of any Lien upon the Company's assets pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which the Company or any of its assets is bound.


                                      NONE.

                                  SCHEDULE 2.5

                                   TAX MATTERS

      (a) Except as set forth below, the Company has filed all Tax Returns that it has at any time been required to file prior to December 31, 1996, all such Tax Returns were correct and complete in all material respects when filed and the Company has paid all Taxes that are shown to be due on any such Tax Return. Except as set forth below, the Company has no actual or potential liability for any obligation with respect to Taxes of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. Except as set forth below, all taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity, or are being contested by appropriate proceedings with appropriate reserves or deposits having been made.

                                 NO EXCEPTIONS.

      (b) The Company has delivered to the Purchaser complete and correct copies of all (i) federal income Tax Returns (ii) examination reports, and (iii) statements of deficiencies assessed against or agreed to by the Company since December 31, 1993. Except as set forth below, no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, pending, or threatened. Except as set forth below, the Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

                                 NO EXCEPTIONS.

      (c) The Company is not a "consenting company" within the meaning of
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company are subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any allocation or sharing agreement relating to Taxes.

      (d) The Company has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code). The Company has not made an election under Treasury Regulation Section 1.1502-20(g). The Company has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                                  SCHEDULE 2.6

                              INTELLECTUAL PROPERTY

      (a) Except as set forth below, the Company owns or has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or which is material and used in the operation of its business. Each item of Intellectual Property owned by or used in the operation of the business of the Company is set forth below and on Exhibit A to the Asset Purchase Agreement and is a Cigar Business Asset. Except as set forth below, after the Closing, each item of Intellectual Property will be owned or available for use by the Purchaser on identical terms and conditions applicable to the Company immediately preceding the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each material item of Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. Except as set forth below, to the knowledge of the Company, no other person or entity has any rights to any material item of Intellectual Property owned or used by the Company and no other person or entity is infringing, violating or misappropriating any material item of the Intellectual Property that the Company owns or uses. The Company has made available to the Purchaser complete and correct copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each material item of Intellectual Property.

      A.    THE COMPANY OWNS OR USES THE FOLLOWING INTELLECTUAL PROPERTY:

            1. "CELESTINO VEGA", SN NO. 74-713921, FEDERAL TRADEMARK APPLICATION PUBLISHED FEBRUARY 25,1997; FILED AMENDMENT TO ALLEGED USE UNDER 37 C.F.R. 2.76 THAT WAS RECEIVED BY TRADEMARK OFFICE ON FEBRUARY 28, 1997; NOTICE OF ACCEPTANCE NOT YET ISSUED BUT NO PROBLEMS ANTICIPATED TO ISSUANCE OF REGISTRATION.

            2. "CV", SN NO. 74-713904, FEDERAL TRADEMARK APPLICATION ALLOWED AUGUST 20, 1996, PUBLISHED MAY 28, 1996, AND NOTICE OF ALLOWANCE OF STATEMENT OF USE ISSUED APRIL 1, 1997; NO PROBLEMS ANTICIPATED TO ISSUANCE OF REGISTRATION.

            3. "CELESTINO VEGA (WITH TRIANGULAR DESIGN)", SN NO. 75-078744, FEDERAL TRADEMARK APPLICATION AMENDED BY EXAMINER ON FEBRUARY 13, 1997; FILED AMENDMENT TO ALLEGED USE UNDER 37 C.F.R. 2.76 THAT WAS RECEIVED BY TRADEMARK OFFICE ON FEBRUARY 28, 1997; NOTICE OF ACCEPTANCE OF AMENDMENT TO USE ISSUED ON APRIL 11, 1997; AWAITING FORMAL ALLOWANCE AND PUBLICATION, NO PROBLEMS ANTICIPATED TO ISSUANCE OF REGISTRATION.

      B. MR. CELESTINO VEGA IS A NATURAL PERSON WHO HAS THE RIGHT TO USE HIS OWN NAME GENERALLY. MR. VEGA HAS CONSENTED IN WRITING TO THE COMPANY'S RIGHT TO USE HIS NAME.

      (b) Except as set forth below, the Company has not received any complaint, claim or notice alleging that the ownership or use of the Intellectual Property by the Company is an infringement, violation or misappropriation of the Intellectual Property or that the Company has abandoned use or any rights at any time to the Intellectual Property

GROUP WILLIAMS, A CORPORATION WITH AN ADDRESS OF 1 WIBLING ROAD, DANBURY, CONNECTICUT 06810 CLAIMED ON JULY 13, 1995 OWNERSHIP OF THE GRAPHIC DESIGN FOR CELESTINO VEGA AND ON JULY 14, 1995 FILED A U.S. TRADEMARK APPLICATION FOR THE MARK CELESTINO VEGA WHICH WAS SUBSEQUENTLY ABANDONED.

      (c) Except as set forth below, the Company has not licensed, sublicensed or granted any rights to any third party with respect to any of the Company's interests in the Intellectual Property.

                                      NONE.

      (d) Set forth below is each material item of Intellectual Property used as of the date hereof in the operation of the business of the Company that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses such Intellectual Property.

MR. CELESTINO VEGA IS A NATURAL PERSON WHO HAS THE RIGHT TO USE HIS OWN NAME GENERALLY. MR. VEGA HAS CONSENTED IN WRITING TO THE COMPANY'S RIGHT TO USE HIS NAME.

      (e) The Company has supplied the Purchaser with correct and complete copies of all licenses or agreements referred to in Section 2.6(d) of the Disclosure Schedule. Except as set forth below, each such license or agreement is legal, valid, binding, enforceable and in full force and effect; each such license or agreement may be assigned to the Purchaser pursuant to the terms of this Agreement without constituting a breach of such license or agreement; each such license or agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and except as set forth below, to the Company's knowledge, no party to any such license or agreement is in material breach or default, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder.

                                 NO EXCEPTIONS.

                                  SCHEDULE 2.7

                               ACCOUNTS RECEIVABLE


      Except as set forth below, all of the accounts receivable of the Company as of the Closing Date were created in the ordinary course of the Company's business, and to the best knowledge of the Company, are collectible in the face amount thereof within 90 days of the date of invoice.

                                      NONE.

                                  SCHEDULE 2.8

                                   LIABILITIES

      Except as set forth below, all of the Liabilities were incurred in the ordinary course of the Company's business, and the Company received fair value in exchange therefor.

                                      NONE.

                                  SCHEDULE 2.9

                                    CONTRACTS

      (a) Set forth below is each contract, agreement or commitment (written or oral) that has not previously been terminated in accordance with the terms thereof and to which the Company is a party as of the date hereof that is material to the Company or its business, including without limitation (i) any contract, agreement or commitment providing for (or which could provide for) the payment by the Company of an aggregate amount in excess of $25,000; (ii) any contract, agreement or commitment concerning confidentiality or non-competition;
(iii) any contract, agreement or commitment with any stockholder or employee of the Company; (iv) any lease or sublease of real estate, (v) any contract, agreement or commitment with any distributors or resellers of the Company's products; (vi) any arrangement involving any holder of Company securities; and
(vii) any arrangement under which the consequences of default or termination could have a material adverse effect on the assets, business, financial condition or results of operations of the Company.

      - EXCLUSIVE SUPPLY AGREEMENT DATED AUGUST 30, 1996 WITH P.D. TARU MARTANI D.I., YOGYAKARTA, INDONESIA

      -     DISTRIBUTION AGREEMENT DATED AUGUST 13, 1996 WITH CARIBBEAN CIGAR
            COMPANY.

      (b) The Company has previously delivered to the Purchaser a complete and accurate copy of each Contract. Except as set forth below, each Contract is a valid and binding agreement between the Company and the other party or parties thereto and the rights and obligations of each such Contract may be assigned by the Company to the Purchaser, and assumed by the Purchaser, without causing a default or breach of any thereof. Except as set forth below, no material default or breach by the Company or, to the Company's knowledge, any other party thereto exists under any of the Contracts and none will arise solely by virtue of the transactions contemplated by this Agreement.

                                 NO EXCEPTIONS.

      (c) Except as set forth below, the Company has no outstanding contracts or commitments with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company on notice of no longer than 30 days and without liability, penalty or premium.

                                      NONE.

      (d) Except as set forth below, the Company has no collective bargaining or employment agreement, or agreements with any labor union or organization, nor any agreements that contain any severance, retirement or termination pay liabilities or obligations and the Company has not been formally or informally advised of any proposed attempts to organize any of the Company's employees.

                                      NONE.

      (e) Except as set forth below, the Company has no bonus, deferred compensation, profit sharing, stock purchase, stock option or retirement arrangement, whether legally binding or not, and the Company is not presently paying any pension, deferred compensation or retirement allowance to anyone. The Company has no employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended.

                                      NONE.

      (f) Except as set forth below, the Company has made no payments or commissions or provided any benefits to others in connection with any sales or proposed sales by the Company, except to employees of the Company or sales representatives or distributors regularly engaged by the Company to promote the sale of its products and services. Except as set forth below, none of such employees or sales representatives or distributors are employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or proposed customer or by any government or governmental agency or body of any kind and description or by any other person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any person, firm or corporation other than the Company.

CHRISTMAS BONUSES PAID TO FACTORY WORKERS, EMPLOYEES OF TARU MARTANI, (NOT COMPANY) IN YOGYAKARTA, INDONESIA

      (g) Except as set forth below, the Company has not given any power of attorney to any person, firm or corporation for any purpose whatsoever.

                                      NONE.

      (h) Except as set forth below, the Company is not restricted by any agreement from carrying on its business in any location.

                                      NONE.

      (i) Set forth below is a list of all insurance policies and bonds currently in force with respect to the Company and its business, property and assets, copies of which have previously been delivered to the Purchaser. Except as set forth below, such policies and bonds are maintained in such amounts and against such risks as prudent business management would deem advisable to protect its assets and properties.

                                      NONE.

                                  SCHEDULE 2.10

                          CLAIMS AND LEGAL PROCEEDINGS


      Except as set forth below, there are no claims, actions, suits, arbitrations, proceedings or investigations pending (or, to the knowledge of the Company, threatened) against the Company, and there are no outstanding court orders, court decrees, or court stipulations to which the Company is a party or by which any of its assets are bound, any of which should (a) impair this Agreement or affect the transactions contemplated hereby, (b) materially restrict the present business properties, operations, prospects, assets, revenues or condition (financial or otherwise) of the Company or (c) individually or in the aggregate, have a material adverse effect or materially impair or preclude the Company's ability to consummate the transactions contemplated by this Agreement. Except as set forth below, the Company has no reason to believe that any such claim, action, suit, arbitration, proceeding or investigation may be brought against the Company.

                                      NONE.

                                  SCHEDULE 2.11

                                LEGAL COMPLIANCE

      Except as set forth below, to the Company's knowledge, the Company and the conduct and operations of its business, are in compliance with all of the laws (including rules and regulations thereunder) of any governmental entity which are applicable to the Company's business.

                                 NO EXCEPTIONS.

                                  SCHEDULE 2.12

                                  BROKER'S FEES

      Except as set forth below, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                      NONE.

                                  SCHEDULE 2.13

                                   DISCLOSURE

      No representation or warranty by the Company, Frutkin or Berger contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered by or to be delivered by or on behalf of the Company, Frutkin or Berger pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.